UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2006

Maxygen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28401	77-0449487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2006, Maxygen, Inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with Waverley Associates, Inc. (“Waverly”), a private investment firm for which Mr. Isaac Stein is the president and sole stockholder. Mr. Stein also currently serves as Chairman of the Company’s Board of Directors.

Pursuant to the terms of the Agreement, Waverly will make the consulting services of Mr. Stein available to assist the Company and its affiliates and their respective management, employees and agents regarding the business of the Company. The Agreement expires on March 31, 2008, unless earlier terminated in accordance with its terms. The Agreement reflects the increased time commitment that Mr. Stein has agreed to make to the Company over the term of the Agreement.

In consideration for Mr. Stein’s services, the Company has agreed to pay consulting fees to Waverly of $24,166 per month during the term of the Agreement. In addition, pursuant to the terms of the Agreement, the Company has granted Mr. Stein an option to purchase 250,000 shares of the Company’s common stock, with an exercise price equal to the stock’s fair market value on the date of grant. The option has been granted under and is subject to the terms of the Company’s 1997 Stock Option Plan and a related stock option agreement.

Mr. Stein will continue to serve as Chairman of the Company’s Board of Directors, but has resigned as a member of the Company’s Audit and Compensation Committees, effective March 28, 2006. Mr. Stein will continue to receive remuneration for his service on the Board of Directors.

The foregoing description of the Agreement is qualified in its entirety by the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Consulting Agreement, between the Company and Waverley Associates, Inc., dated as of April 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.

Date: April 4, 2006	By:	/s/ Michael S. Rabson
Michael S. Rabson
Senior Vice President